                                                                   EXHIBIT 10.32


                  DESCRIPTION OF 1999 COMPENSATION ARRANGEMENT
                                    BETWEEN
                     MR. SCOTT L. COLABUONO AND REGISTRANT


         The following describes certain compensation arrangements between the Registrant and Mr. Colabuono, Executive Vice President and CFO.

         For 2000, the Compensation Committee of the Board of Directors (the "Compensation Committee") set Mr. Colabuono's annual base salary at $325,000. Mr. Colabuono joined the Company in July 1999 and received a $100,000 signing bonus payable $50,000 upon signing and $50,000 in January 2000. Mr. Colabuono received a bonus with respect to 1999 of $51,155. For 2000, Mr. Colabuono may receive a bonus of up to 60% of his base salary based in part upon the Company's performance in 2000; provided that, the 2000 bonus may not be less than $61,155. Mr. Colabuono has agreed to defer $25,000 of his 2000 annual base salary, and the Company has agreed to match such deferral in the amount of $25,000, which amounts will be placed in a deferred compensation program for Mr. Colabuono. The Company match of $25,000 placed in the deferred compensation program during 2000 will vest over a ten-year period at 10% per year. The Company has also agreed to provide Mr. Colabuono with certain other personal benefits, including a car allowance in the amount of $15,000 per year, payable monthly.